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Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

James R. Palczynski, Integrated Corporate Relations
(203) 682-8229

Andrew Bard, Weber Shandwick
212-445-8368

              Casual Male Announces Comparable Store
                Sales Increase of 2.1% for June 2004

CANTON, Mass., July 8, 2004 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG" -), retail brand operator of Casual Male Big &
Tall, the exclusive retailer of the Comfort Zone by George Foreman(r), GF Sport by George Foreman(r) and Signature Collection by George Foreman(r), as well as other major national brands, today announced its sales results for June 2004.

Casual Male reported June sales results for the Casual Male Big and Tall stores, catalog and e-commerce for the five week period ended July 3, 2004, increased 1.4% to $33.9 million from $33.4 million reported for the prior year's five week period ended July 5, 2003. Comparable store sales increased 2.1% for the month. For the first nine weeks of the second quarter of fiscal 2004, Casual Male comparable store sales have increased 6.2%.

David Levin, CEO and President stated, "We continue to expect second quarter same store sales in the mid single digits. We have continued to see strong improvements in our gross margin rate, with a reduced incidence of promotion. Further, our inventory position is current and appropriate, which bodes well for margins for the remainder of the quarter."

CMRG, the largest retailer of big and tall men's apparel, operates 488 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 52 Levi's(r) Outlet by Designs and Docker(r) Outlet by Designs stores and 27 Ecko Unltd(r) outlet and retail stores, pending consummation of the previously announced sale, throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National
Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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